Exhibit 16.1

March 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen,

We have read item 4.01 of Form 8-K dated March 30, 2015 of First Capital Bancorp, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, and agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with the statements of the Company contained therein.

Sincerely,

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP
Richmond, Virginia